EXHIBIT 10.1

[*]	INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED
PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT is entered into and effective as of January 11, 2006 by and between Cummins West, Inc., a California corporation (“CWI”) and Chapeau, Inc. d/b/a BluePoint Energy, Inc., a Utah corporation (“BluePoint”). CWI and BluePoint are sometimes referred to herein, individually, as a “Party” and, together, as the “Parties.”

RECITALS

WHEREAS, CWI has superior expertise in marketing, selling, distributing, servicing and maintaining Cummins, Inc. power generation and related products (“Cummins Products”); and

WHEREAS, BluePoint has superior expertise in developing, financing, packaging, and engineering cogeneration and tri-generation products and projects; and

WHEREAS, BluePoint has developed the Lean-One® CHP Module line of products (the “System”) and has expertise in integrating and packaging the System; and

WHEREAS, CWI desires for BluePoint to integrate, manufacture and supply Systems integrating Cummins Products, both diesel and natural gas prime mover-based, supplied by CWI to be commercially branded as or similar to Lean-One® CHP Module - Powered by Cummins Inside; and

WHEREAS, CWI desires to sell, service and maintain Systems; and

WHEREAS, CWI and BluePoint desire to develop cogeneration and tri-generation projects utilizing BluePoint’s build, own, operate, and maintain (“BOOM”) discount energy purchase agreements (“DEP”) throughout [*] areas encompassed within CWI service territory as defined between CWI and Cummins, Inc. for cogeneration and tri-generation purposes; and

WHEREAS, CWI and BluePoint desire to have CWI derive a [*] benefit in connection with projects that CWI has substantially developed the customer lead resulting in a completed project [*]; and

WHEREAS, CWI desires to be BluePoint’s service and maintenance provider for Systems; and

WHEREAS, BluePoint desires to have CWI as the service and maintenance provider for Systems contemplated within the scope of this alliance; and

WHEREAS, CWI and BluePoint desire to share CWI’s service and maintenance expertise servicing Systems integrated with Cummins Products with other Cummins Inc. service and maintenance dealers outside of CWI territory worldwide; and

WHEREAS, CWI and BluePoint desire to develop, manufacture and sell Systems integrating Cummins Products; and

WHEREAS, the Parties will mutually benefit from this Agreement due to the additional credibility and revenues achieved; and

WHEREAS, CWI and BluePoint desire to enter into this Agreement to formalize a strategic alliance relationship;

NOW, THEREFORE, in consideration of the obligations herein made and undertaken, the Parties, intending to be legally bound, covenant and agree as follows:

1.    CWI Obligations. CWI shall have the following obligations under this Agreement:

(a)    Marketing Activities. CWI will assist in activities to jointly market the System and related cogeneration products, services and support, with initial emphasis in the hospitality, healthcare, food processing and manufacturing industry sectors [*].

(b)    Integration Assistance. CWI will provide to BluePoint [*] assistance related to integration of Cummins Products into the System.

(c)    [*] Customer Status. CWI will designate BluePoint as [*] similar status and provide commensurate [*] terms and conditions.

(d)    Technical Training. CWI will provide technical training to BluePoint personnel with respect to Cummins Products.

(e)    Service and Maintenance. CWI will serve as BluePoint service provider for each System integrated with a Cummins Product prime mover [*], subject to terms and conditions to be mutually agreed. [*]

(f)     Supply Cummins Products to BluePoint [*]. CWI will use its best efforts to provide to BluePoint on terms and conditions to be mutually agreed, certain Cummins Products [*].

(g)    Key CWI Personnel. Key CWI personnel will initially include [*] and [*] or their designees and other senior management personnel as required.

2.    BluePoint Obligations. BluePoint shall have the following obligations under this Agreement:

(a)    Marketing Activities. BluePoint will assist in activities to jointly market the System and related cogeneration products, services and support. In certain circumstances, BluePoint will prepare economic analyses and proposals in connection with opportunities utilizing BluePoint’s BOOM DEP model for those customers that prefer not to undertake the capital investment to build, own, operate and maintain the System.

(b)    Financing Activities. BluePoint will use its best commercially reasonable efforts to promote and enable the BluePoint BOOM DEP model for those customers referred to BluePoint by CWI that prefer not to undertake the capital investment to build, own, operate and maintain the System.

(c)    [*]

(d)    Manufacturing. BluePoint will assemble, manufacture, package and deliver Systems incorporating Cummins Products.

(e)    Technical Training. BluePoint will provide technical training and marketing materials with respect to the Systems to CWI personnel.

(f)     Evaluate Cummins Products. BluePoint will assess Cummins Products for potential integration in Systems, [*]

(g)    Key BluePoint Personnel. Key BluePoint personnel will initially include Guy A. Archbold, Chief Executive Officer of BluePoint and Neil C. Bokamper, Executive Vice President or their designees and other senior management personnel as required.

3.    Contact Persons. Each of CWI and BluePoint shall designate a contact person for purposes of monitoring performance of each Party under this Agreement. Initially, the contact person for CWI will be [*] and the contact person for BluePoint will be Guy A. Archbold.

4.    Initial Installation. CWI and BluePoint agree that they shall use their best efforts to generate and secure one or more BOOM DEP agreements on or before January 31, 2006; [*]

5.    Mutually Beneficial Alliance. [*]

6.    Relationship of the Parties. The relationship of CWI and BluePoint established by this Agreement is solely that of independent contractors, and nothing in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other or (ii) constitute the parties as joint venturers, co-owners or otherwise as participants in a joint or common undertaking or (iii) make either party an agent of the other for any purpose whatsoever.

7.    Protection of Confidential Information. The Parties acknowledge and agree that they are bound and shall continue to be bound by the terms of that certain Nondisclosure Agreement dated concurrent with this Agreement executed by CWI and BluePoint and that such Nondisclosure Agreement shall continue in full force and effect for so long as this Agreement has not been terminated.

8.    Ownership of Intellectual Property.

(a)    Ownership of BluePoint System. All right, title, and interest in and to any designs, plans, reports, specifications, drawings, schematics, prototypes, models, inventions, trade secrets, technology, know-how, other intellectual property and all other information and items disclosed to CWI by BluePoint pursuant to this Agreement are and shall remain the exclusive property of BluePoint and no license of technology or intellectual property by BluePoint to CWI is granted or implied by operation of this Agreement.

(b)    Improvements to the BluePoint System. CWI agrees that all designs, plans, reports, specifications, drawings, schematics, prototypes, models, inventions, work in progress and all other information and items made during the course of this Agreement arising solely from the services performed pursuant to this Agreement and incorporated in the BluePoint System (hereinafter referred to as “New Developments”) shall be and are assigned to BluePoint as its sole and exclusive property. [*] Nothing in this Agreement is intended to create or constitute a sale or transfer of any portion of new developments to CWI.

(c)    Other CWI Intellectual Property. CWI shall retain ownership rights to any and all intellectual property created by CWI prior to the date of this Agreement or created by CWI outside the scope of this Agreement (collectively referred to as “CWI Other Works”). Portions of CWI Other Works may be incorporated in the New Developments, [*]. Nothing in this Agreement is intended to create or constitute a sale or transfer of any portion of CWI Other Works to BluePoint.

(d)    Records and Reports. CWI agrees to keep and maintain adequate and current records of all New Developments made by it (in the form of notes, sketches, drawings or other means as may be specified by BluePoint) for a period of five years after termination of this Agreement which records shall be available to and remain the sole property of BluePoint at all times.

(e)    CWI Assistance. CWI further agrees as to all New Developments to assist BluePoint in every proper way (but at BluePoint’s expense) to obtain and from time to time enforce patents, copyrights, mask works and other rights and protections relating to New Developments in any and all countries, and to that end CWI will execute all documents for use in applying for and obtaining such patents, copyrights, mask works and other rights and protections on and enforcing New Developments as BluePoint may request, together with any assignments thereof to BluePoint or persons designated by it. CWI’ obligation to assist BluePoint in obtaining and enforcing patents, copyrights, mask works and other rights and protections relating to New Developments in any and all countries shall continue beyond the termination of this Agreement.

9.    Term and Termination.

(a)    This Agreement will commence on the date first written above and will continue until the earlier of (i) January 11, 2009, provided that this Agreement will automatically renew for successive one (1) year terms thereafter, unless one Party delivers a notice of termination to the other Party not later than thirty (30) days prior to such termination date or yearly anniversary thereafter, or (ii) termination as provided below.

(b)    Either Party may terminate this Agreement upon thirty (30) days written notice to the other Party if such other Party refuses to, is unable to perform or is in breach of any material provision of this Agreement.

(c)    Upon any such termination of this Agreement all rights and duties of the Parties toward each other shall cease except: Section 7 (Protection of Confidential Information), Section 8 (Ownership of Intellectual Property), Section 10 (Returning Documents) and Section 11 (Indemnification) shall survive termination of this Agreement.

10.     Returning Documents. Each Party agrees that, upon termination of this Agreement, it shall deliver to the other Party (and will not keep in its possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items belonging to such other Party, its successors or assigns.

11.     Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless, the other Party and its affiliates, officers, directors, employees and shareholders (collectively, the “Indemnified Party”) against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, reasonable legal fees and expenses and amounts paid in settlement), that arise from or relate or are attributable to any breach of any representation, warranty, covenant or agreement on the part of the Indemnifying Party in this Agreement. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from the Indemnifying Party, the Indemnified Party shall notify the Indemnifying Party in writing of such claim. The Indemnifying Party shall have the right to assume the control and defense of any such action, provided, that the Indemnified Party may participate in the defense of such action subject to the Indemnifying Party’s reasonable direction and at the Indemnified Party’s sole cost and expense. The Party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other Party and be given full access to all information relevant thereto. In no event shall any such claim be settled without the Indemnifying Party’s consent.

12.        Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a)    Corporate Status. Such Party is a corporation duly incorporated, validly existing, and in good standing under the laws of its state of incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as and in the places where such properties are now owned, operated and leased or such business is now being conducted.

(b)    Authorization; Validity. When executed and delivered by such Party, this Agreement will constitute the valid and legally binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally and general principles of equity.

(c)    No Conflict. The execution, delivery and performance of this Agreement do not and will not violate any material agreements to which such Party is a party.

(d)    Approvals and Consents. No action, approval, consent or authorization, including, but not limited to, any action, approval, consent or authorization by any governmental or quasi-governmental board, agency, commission, bureau, or instrumentality is necessary or required in order to constitute this Agreement as the valid, binding and enforceable obligation of such Party in accordance with its terms.

13.     Miscellaneous.

(a)    Entire Agreement. This Agreement, together with the exhibits attached hereto, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior, written or oral negotiations, representations or agreements. No modification of this Agreement shall be binding on either Party unless it is in writing and signed by both Parties.

(b)    Severability. The provisions of this Agreement are severable, and if one or more provisions are judicially determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or portions of this Agreement shall nevertheless be binding on and enforceable by and between the Parties hereto.

(c)    Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties hereto.

(d)    Governing Law. The rights and obligations of the Parties to this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflict of laws, rules or provisions.

(e)    Heading. Section headings are for convenience of reference only and shall not be considered in the interpretation of this Agreement.

(f)    Unavoidable Delays. Either Party shall be excused for any delays or defaults in the performance of this Agreement (except the payment of amounts due and payable hereunder) unavoidably caused by the act of the other, the act of any agent of the other, the act of any governmental authority, acts of God, the elements, war, litigation, strikes, walkouts, or any other cause beyond its reasonable control. Each Party shall use all reasonable diligence to avoid any such delay or default and to resume performance under this Agreement as soon as practicable after such delay or default.

(g)    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the day sent by facsimile transmission if a true and correct copy is sent the same day by first class mail, postage prepaid, or by dispatch by an internationally recognized express courier service, and in each case addressed as follows:

If to BluePoint:	Chapeau, Inc.
d/b/a BluePoint Energy, Inc.
1190 Suncast Lane, Suite 2
El Dorado Hills, California 95762

If to CWI:	Cummins West, Inc.
[*]

(h)    Counterparts. This Agreement may be executed in one or more counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CUMMINS WEST, INC.
By:	/s/ [*]
Name:	[*]
Title:	[*]

CHAPEAU, INC.
D/B/A BLUEPOINT ENERGY, INC.
By:	/s/ Guy A. Archbold
Name:	Guy A. Archbold
Title:	Chief Executive Officer